Exhibit 10.72

PERFORMANCE SHARE AWARD AGREEMENT

(Expeditors International of Washington, Inc. 2017 Omnibus Incentive Plan)

THIS AGREEMENT, dated as of [date] (“Agreement”), is entered into between Expeditors International of Washington, Inc., a Washington corporation (the “Company”), and [recipient], an employee of the Company or an affiliate of the Company (“Participant”). This Agreement sets forth the terms and conditions of a Performance Share Award representing the right to receive shares of Common Stock (“Common Stock”), par value $.01 per share, of the Company granted by the Company pursuant to its 2017 Omnibus Incentive Plan, which was approved by shareholders on May 2, 2017 (the “Plan”).  Capitalized terms that are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a Performance Share Award entitling Participant to the number of Performance Share Units (sometimes referred to herein as “PSUs”) equal to the “Target Award Number” set forth below.  The Target Award Number shall be adjusted upward or downward following the end of the Performance Period based on performance, as provided in the Exhibit A to this Agreement, which Exhibit is made a part of this Agreement.  The number of PSUs that Participant will receive under the Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number.”  Each PSU represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan.  The shares of Common Stock distributable to Participant with respect to PSUs granted hereunder are referred to as the “Shares”. The performance periods over which the Final Award Number will be determined (the “Performance Period”) are set forth below.

The Company and the Participant agree as follows:

1.Performance Share Award.  The Company, effective as of the date of this Agreement, hereby grants to Participant Performance Share Units as set forth below and subject to the terms and conditions set forth in this Agreement and the Plan:

(a)Target Award Number; Final Award Number.  The Target Award Number shall consist of two (2) tranches (Tranche A and Tranche B).  Seventy-five percent of the total Target Award Number is allocated to Tranche A; and twenty-five percent of the total Target Award Number is allocated to Tranche B, in each case as set forth in 1(b) below.  The potential Final Award Number for each tranche ranges from a maximum number equal to 200% of the Tranche Target Award Number to zero in the event the threshold level of performance for that tranche is not achieved (see Exhibit A).

(b)Performance Criteria; Performance Period.  Performance criteria for Tranche A are based on Cumulative EPS and performance criteria for Tranche B are based on Net Revenues, in each case as set forth in Exhibit A.  The Performance Periods for purposes of determining whether, and the extent to which the PSUs within each tranche will vest and become payable hereunder, and the Target Number of Shares for each Tranche subject to this Award are:

4813-2820-8955\7

Performance Period	Target Number in Tranche

Tranche A: January 1, 2021 to December 31, 2021	[###]

Tranche B January 1, 2021 to December 31, 2021	[###]

(c)Vesting Date.  Except as otherwise provided herein, the “Vesting Date” for Performance Share Units (to the extent they become vested based on satisfaction of performance goals) shall be the last day of the performance period.  Provided Participant remains continuously employed by the Company or an Affiliate through the Vesting Date, and subject to earlier settlement/payout with respect to Performance Share Units that become vested under Section 3(b) below in the event of Disability or death, vested Performance Share Units will be settled and Shares delivered as soon as administratively feasible following the Vesting Date, but in no event later than March 15th of the year following the calendar year in which the Vesting Date occurs.

2.Rights of Participant with Respect to the Performance Share Units.

(a)No Shareholder Rights.  Performance Share Units granted pursuant to this Agreement do not and shall not entitle Participant to any rights of a shareholder of Common Stock.  The rights of Participant with respect to the Performance Share Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to Performance Share Units lapse, in accordance with Sections 1 and 3 hereof.

(b)Dividend Equivalents.  As long as Participant holds Performance Share Units granted pursuant to this Agreement, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Performance Share Units (“Additional Performance Share Units”) equal to the  number of Performance Share Units and Additional Performance Share Units previously credited to Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date.  Any fractional Performance Share Unit resulting from such calculation shall be included in the Additional Performance Share Units. A report showing the number of Additional Performance Share Units so credited shall be sent to Participant periodically, as determined by the Company.  The Additional Performance Share Units so credited shall be subject to the same terms and conditions as the Performance Share Units with respect to which such Additional Performance Share Units were credited, and the Additional Performance Share Units shall be forfeited in the event that the Performance Share Units with respect to which such additional Performance Share Units were credited are forfeited.  Further, for avoidance of doubt, Participant will be eligible to receive Additional Performance Share Units with respect to unvested Performance Share Units only if Participant remains in continuous employment with the Company or an Affiliate through the applicable dividend record date as declared by the Board.  Additional Performance Share Units are subject to income and payroll tax withholding by the Company.

(c)Issuance of Shares; Conversion of Performance Share Units.  No Shares of Common Stock shall be issued to Participant prior to the date on which the Performance Share Units vest, and the restrictions with respect to the Performance Share Units lapse, in accordance with Section 1 or Section 3 hereof.  Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) or any other provision of the Plan or this Performance Share Award agreement shall be construed to create a trust of any kind.  After any Performance Share Units vest pursuant to Section 1 or Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, Shares of Common Stock registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested Performance Share Units and any Additional

Performance Share Units and shall cause such certificated or uncertificated shares to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be (including for this purpose a delivery of Shares to a deceased Participant’s brokerage account maintained in connection with Awards under the Plan).  Any fractional  Performance Share Unit credited to the Participant at the time of final settlement of this Performance Share Unit Award will be rounded up to the next whole unit.  In no event shall issuance of Shares occur later than March 15th of the year following the calendar year in which PSUs vest (and the restrictions with respect to such PSUs lapse).

3.Vesting; Forfeiture.

(a)Termination of Employment.  In the event that Participant’s employment with the Company and its Affiliates is terminated prior to a Tranche Vesting Date, the Participant’s right to receive any Shares (including the right to receive any Shares relating to Additional Performance Share Units) corresponding to that Tranche Vesting Date shall be immediately and irrevocably forfeited, unless such termination is by reason of:

(1)	Participant’s permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code (“Disability”);
(2)	Participant’s death;
(3)	Participant’s Retirement (as defined in Section 3(c) below).
(4)	Participant’s Involuntary Termination without Cause (as defined in Section 3(d) below) or
(5)	Participant’s Voluntary Termination for Good Reason (as defined in Section 3(d) below.

(b)Death and Disability.  In the event of Participant’s death or Disability (as defined in Section 3(a) above) prior to the commencement or completion of a Performance Period, the Participant or Participant’s estate shall be entitled to receive a payment/settlement with respect to a prorated portion of PSUs corresponding to such Performance Period based on, and assuming that, performance would be achieved at the target level, as set forth in Exhibit A to this Agreement.  The prorated number of PSUs for the Performance Period shall be determined by dividing the number of days during the performance period prior to Participant’s death or Disability by the total number of days in the Performance Period.  Notwithstanding the foregoing, in the event the Participant is eligible for “Retirement,” as defined in Section 3(c), at the time of his or her death or Disability, then no proration will occur and the Participant or Participant’s estate shall be entitled to receive a payment/settlement with respect to the full amount of PSUs corresponding to such Performance Period, again assuming that performance would be achieved at the target level. Such settlement of PSUs will occur as soon as administratively feasible following death or Disability but in all cases by the later of (i) the end of the year in which such death or Disability occurs and (ii) the date that is 2 ½ months following such death or Disability. If a payment/settlement is made pursuant to this Section 3(b), no payment/settlement shall be made pursuant to Section 1 of this Agreement.

(c)Retirement.  In the event Participant terminates employment as a result of Retirement prior to the commencement or completion of a Performance Period, then the PSUs corresponding to such Performance Period shall be eligible to become vested at the end of the Performance Period based on actual achievement of performance goals as specified in Exhibit A.  “Retirement” shall mean the voluntary or involuntary termination of Participant’s employment for any reason other than for Cause, Disability or death (i) at such time or after Participant has attained age 55 and completed at least ten years of service (measured from his or her most recent hire date) as an employee of the Company and/or an Affiliate of the Company, or (ii) after having completed at least thirty years of continuous service (measured from his or her most recent hire date) as an employee of the Company and/or an Affiliate of the Company, and in either case, so long as Participant has at all times that Performance Share Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant. Settlement of such PSUs shall occur as soon as administratively feasible following the end of the Performance Period (but in no event later than March 15th of the year following the calendar year in which the last day of the Performance Period occurs).  If a payment/settlement is made pursuant to this Section 3(c), no payment/settlement shall be made pursuant to Section 1 of this Agreement.

(d)Involuntary Termination without Cause or Voluntary Termination for Good Reason (not in connection with a Change in Control).  The following provisions apply if  Participant terminates employment as a result of an Involuntary Termination (as defined below) without Cause (as defined in the Plan) or a Voluntary Termination for Good Reason (as defined below) and such termination is not a Qualifying Termination as defined in the Plan (in connection with a Change in Control). If Participant’s employment is terminated as a result of an Involuntary Termination without Cause or a Voluntary Termination for Good Reason prior to the commencement or completion of a Performance Period, then (i) unvested PSUs granted during the prior six month period will be forfeited; (ii) provided that Participant timely executes a waiver and release of claims against the Company in a form acceptable to the Company, a prorated portion (based on service completed at the time of termination) of unvested PSUs will be eligible to become vested at the end of the applicable Performance Period, based on actual achievement of performance goals as specified in Exhibit A; and (iii) all other unvested PSUs shall be forfeited. The prorated number of PSUs shall be determined by dividing the number of days in the period commencing on the date of grant and ending on the date of termination, by the total number of days in the period commencing on the date of grant and ending on the last day of the Performance Period. “Involuntary Termination without Cause” means termination of Participant’s employment by the Company’s exercise of unilateral authority in circumstances where Participant was willing and able to continue employment and such termination was not for Cause (as defined in the Plan). “Voluntary Termination for Good Reason” means Participant’s voluntary termination of employment as a result of (i) a material diminution of Participant’s annual base compensation, authority, duties or responsibilities; (ii) a material change in Participant’s reporting relationship, including a requirement that Participant report to a corporate officer or employee instead of reporting directly to the Board; (iii) a material change in the geographic location at which Participant must perform the duties of his or her position; or (iv) any other action or inaction that constitutes a material breach by the Company of the agreement under which Participant serves (e.g. an employment agreement), and in each case Participant has advised the Company in writing of the condition set forth above within ninety (90) days of the initial existence of the condition and the Company has not remedied the condition with thirty (30) days of receipt of such notice.  Notwithstanding the foregoing, the provisions in the Section 3(d) will apply only if Participant has at all times that Performance Share Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant. Settlement of such PSUs shall occur as soon as administratively feasible following the end of the Performance Period (but in no event later than March 15th of the year following the calendar year in which the last day of the Performance Period occurs).  If a payment/settlement is made pursuant to this Section 3(d), no payment/settlement shall be made pursuant to Section 1 of this Agreement.

(e)Change in Control - Qualifying Termination. Notwithstanding the foregoing provisions, in the event that a Change in Control (as defined in the Plan) occurs, the provisions of the Plan will govern the treatment of Performance Share Units, provided that for purposes of determining any prorated portion of the Award pursuant to Section 8 of the Plan, the prorated number of PSUs shall be determined by dividing the number of days in the period commencing on the date of grant and ending on the date of the Change in Control, by the total number of days in the period commencing on the date of grant and ending on the last day of the Performance Period.

4.Restrictions on Transfer.  Performance Share Units shall not be transferable other than by will or by the laws of descent and distribution.  Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to Performance Share Units upon the death of Participant.  Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative.  Performance Share Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.Income Tax Matters.  In order to comply with all applicable federal, foreign, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, foreign, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.  Upon vesting of the Performance Share Units and the lapse of the restrictions with respect to the Performance Share Units under the terms of this Award Agreement, Participant shall be obligated to pay any applicable withholding taxes arising from such vesting and lapse of restrictions and payment with respect to Performance Share Units.

6.Securities Matters.  No Shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such shares will not violate any securities or other laws, rules or regulations.  The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.  In addition, the grant of these Performance Share Units and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s executive compensation clawback policies as they may exist at the time of grant of this Award and as the Company may adopt in the future to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or any other applicable law) and any applicable rules and regulations of the Securities and Exchange Commission or applicable stock exchange.

7.Tax Consequences.  Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities.  Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from Performance Share Units or the Participant’s other compensation.

8.Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to Performance Share Units.

9.General Provisions.

(a)Section 409A.  This Performance Share Award is intended to be exempt from Section 409A of the Code (“Section 409A”) under Treas. Reg. Section 1.409A-1(b)(4) and this Agreement and the Plan will be construed and administered accordingly.  Notwithstanding the foregoing, to the extent it is determined that any payment due hereunder is (i) deferred compensation subject to Section 409A, and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(1)

For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(2)	For this purpose, “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.
(3)

To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A.  Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(b)Interpretations.  This Agreement is subject in all respects to the terms of the Plan.  Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern.  Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(c)No Right to Employment.  The grant of Performance Share Units shall not be construed as giving Participant the right to be retained as an employee of the Company or any Affiliate.  In addition, the Company or an Affiliate may at any time dismiss Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.

(d)Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(f)Governing Law.  The internal law, and not the law of conflicts, of the State of Washington will govern all questions concerning the validity, construction and effect of this Agreement.  Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Seattle, Washington.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
By:

Date:

Participant

Date:

Exhibit A

TO

PERFORMANCE SHARE AWARD AGREEMENT
Expeditors International of Washington, Inc. 2017 Omnibus Incentive Plan)

This Exhibit A to the Performance Share Award Agreement sets forth the manner in which the Committee will determine whether, and the extent to which, Performance Share Units that will become vested, and thus the number of Shares of Common Stock that will become payable with respect to the Award.

Definitions

Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Performance Share Award Agreement. The following terms used in this Exhibit A shall have the meanings set forth below:

“Cumulative EPS” shall equal the Company’s diluted earnings attributable to shareholders per share for the 2019 fiscal year of the Company included in the Performance Period.  The Company’s diluted earnings attributable to shareholders per share for any such fiscal year of the Company during the Performance Period shall be as set forth in the audited consolidated financial statements of the Company and its subsidiaries.

“Net Revenues” means the net revenues for the 2020 fiscal year of the Company included in the Performance Period, as reported in the Company’s Annual Report on Form 10-K in the Financial Highlights table under Item 6 – Selected Financial Data.  Net Revenues are a non-GAAP measure calculated as revenues less directly related operations expenses attributable to the Company's principal services. The Company's management believes that net revenues are a better measure than total revenues when evaluating the Company's operating segment performance since total revenues earned as a freight consolidator include the carriers' charges for carrying the shipment, whereas revenues earned in other capacities include primarily the commissions and fees earned by the Company. Net revenue is one of the Company's primary operational and financial measures and demonstrates the Company's ability to concentrate and leverage purchasing power through effective consolidation of shipments from customers utilizing a variety of transportation carriers and optimal routings.

“Cumulative EPS Threshold Performance” means Cumulative EPS of $[###] per share.

“Cumulative EPS Target Performance” means Cumulative EPS of $[###] per share.

“Cumulative EPS Maximum Performance” means Cumulative EPS of $[###] per share.

“Determination Date” means the date on which the Final Award Number is determined, which date shall not be later than 60 days after the last day of the Performance Period.

“Final Award Number” means the number of Shares that become payable in settlement of this Performance Share Award determined based on performance in accordance with this Exhibit A, and Final Award Number for an individual Tranche means the number of Shares that become payable in settlement of that Tranche  determined in accordance with this Exhibit A.

“Net Revenues Threshold Performance” means Net Revenues of $[###] billion.

“Net Revenues Target Performance” means Net Revenues of $[###] billion.

“Net Revenues Maximum Performance” means Net Revenues of $[###] billion.

“Performance Period” has the meaning set forth in Section 1(b) of this Performance Share Award.

“Target Award Number” for each Tranche means the target number set forth in Section 1(b) of the Award Agreement.

“Target Award Number Percentage” means, for each Tranche, the percentage of the Target Award Number for such Tranche that may become vested, determined in accordance with this Exhibit A.

Determination of Final Award Number

Each Participant has been granted a number of Units equal to the Target Award Number.  Seventy-Five percent (75%) of the Target Award Number is allocated to Tranche A and twenty-five percent (25%) is allocated to Tranche B, as set forth in Section 1(b) of the Performance Share Award Agreement.

The Target Award Number for each Tranche will be adjusted upward or downward following the end of the Performance Period on the Determination Date, depending on whether, and the extent to which, the Cumulative EPS Target and the Net Revenues Target, as applicable, have been met.  The Final Award Number for each Tranche will be determined by multiplying (i) the Target Award Number Percentage for the Tranche by (ii) the Target Award Number for the Tranche.  The Target Award Number Percentage will be determined in accordance with the following:

•

If Cumulative EPS Target Performance is achieved, 100% of the Target Number for Tranche A will become vested. If Cumulative EPS Maximum Performance (or greater) is achieved, 200% of the Target Number for Tranche A will become vested.  If Cumulative EPS Threshold Performance is achieved, 50% of the Target Number for Tranche A will become vested. If Cumulative EPS Threshold Performance is not achieved, 0% of the Target Number for Tranche A will become vested. The Final Award Number for Tranche A will be determined by linear interpolation for performance between Cumulative EPS Threshold Performance and Cumulative EPS Target Performance, or between Cumulative EPS Target Performance and Cumulative EPS Maximum Performance, as applicable.

•

If Net Revenues Target Performance is achieved, 100% of the Target Number for Tranche B will become vested. If Net Revenues Maximum Performance (or greater) is achieved, 200% of the Target Number for Tranche B will become vested.  If Net Revenues Threshold Performance is achieved, 50% of the Target Number for Tranche B will become vested. If Net Revenues Threshold Performance is not achieved, 0% of the Target Number for Tranche B will become vested.  The Final Award Number for Tranche B will be determined by linear interpolation for performance between Net Revenues Threshold Performance and Net Revenues Target Performance, or between Net Revenues Target Performance and Net Revenues Maximum Performance, as applicable.

The Final Award Number for each Participant shall be determined by the Committee on the Determination Date.  The Committee shall have no discretion to increase the amount determined on the basis of the objective performance criteria set forth herein but shall retain discretion to reduce such amount.

Committee Determinations

The Committee shall make all determinations necessary to arrive at the Final Award Number for each Tranche for each Participant.  Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.

No Fractional Units

In the event the Final Award Number is a number of Units that is not a whole number, then the Final Award Number shall be rounded up to the nearest whole number.